UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 16, 2013

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA	92649
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 16, 2013 (the “Closing Date”), Quiksilver, Inc. (the “Company”) and its wholly-owned subsidiary, QS Wholesale, Inc. (together with the Company, the “Issuers”), issued (i) $280,000,000 aggregate principal amount of their 7.875% Senior Secured Notes due 2018 (the “2018 Notes”) pursuant to an Indenture (the “2018 Note Indenture”), dated as of the Closing Date, by and among the Issuers, the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent, and (ii) $225,000,000 aggregate principal amount of their 10.000% Senior Notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Notes”) pursuant to an Indenture (together with the 2018 Note Indenture, the “Indentures”), dated as of the Closing Date, by and among the Issuers, the Guarantors and the Trustee, as trustee.

The 2018 Notes will mature on August 1, 2018 and bear interest at the rate of 7.875% per annum. The 2020 Notes will mature on August 1, 2020 and bear interest at the rate of 10.000% per annum. Interest on the Notes will be payable on February 1 and August 1 of each year, beginning on February 1, 2014.

The Issuers may redeem the 2018 Notes and the 2020 Notes for cash in whole or in part, at any time or from time to time, on and after February 1, 2016 with respect to the 2018 Notes and August 1, 2016 with respect to the 2020 Notes at specified redemption premiums, plus accrued and unpaid interest, if any, as specified in the applicable Indenture. In addition, prior to such dates, the Issuers may redeem the Notes for cash in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, and a “make-whole” premium, as specified in the applicable Indenture. In addition, prior to such dates, the Issuers may redeem up to 35% of the aggregate principal amount of each series of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 107.875% of the principal amount plus accrued and unpaid interest, if any, with respect to the 2018 Notes and 110.000% of the principal amount plus accrued and unpaid interest, if any, with respect to the 2020 Notes.

If either of the Issuers undergoes a change of control under certain circumstances, the Issuers may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any.

The Notes are general senior obligations of the Issuers and are fully and unconditionally guaranteed on a senior basis by certain of the Company’s current and future U.S. subsidiaries. The 2018 Notes and the related guarantees are secured by (1) a second-priority security interest in the current assets of the Issuers and the Guarantors, together with all related general intangibles (excluding intellectual property rights) and other property related to such assets, including the proceeds thereof, which assets secure the Company’s amended and restated asset-based revolving credit facility (the “ABL Credit Facility”) on a first-priority basis; and (2) a first-priority security interest in substantially all other property (including intellectual property rights) of the Issuers and the Guarantors and a first-priority pledge of 100% of the equity interests of certain subsidiaries directly owned by the Issuers and the Guarantors (but excluding equity interests of applicable foreign subsidiaries of the Issuers and the Guarantors possessing more than 65% of the total combined voting power of all classes of equity interests of such applicable foreign subsidiaries entitled to vote) and the proceeds of the foregoing. The 2020 Notes are not secured.

The Issuers have agreed, pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the Closing Date, by and among the Issuers, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the Notes (the “Initial Purchasers”), to offer to exchange the 2020 Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended (the “Securities Act”), or, in certain circumstances, to file a shelf registration statement with respect to the 2020 Notes with the Securities and Exchange Commission. The Issuers have no intention or obligation to make a registered exchange offer for the 2018 Notes or to register the 2018 Notes under the Securities Act in the future.

The Indentures limit the ability of the Issuers and their restricted subsidiaries to incur additional indebtedness (excluding, among other things, certain indebtedness under the ABL Credit Facility), issue certain preferred shares, pay dividends and make other equity distributions, purchase or redeem capital stock, make certain investments, create certain liens on its assets to secure debt, enter into certain transactions with affiliates, agree to any restrictions on the ability of the Issuers’ restricted subsidiaries to make payments to the Issuers, merge or consolidate with another company, and transfer and sell all or substantially all of their assets, in each case, as set forth in the Indentures. These covenants are subject to a number of important limitations, qualifications and exceptions, including that during any time that the Notes maintain investment grade ratings, certain of these covenants will not be applicable to the Notes.

The Indentures also contain customary event of default provisions including, among others, the following: default in the payment of the principal of the relevant series of Notes when the same becomes due and payable; default for 30 days in the payment of interest on the relevant series of Notes when due and payable; failure to comply with certain covenants in the applicable Indenture; and certain events of bankruptcy or insolvency with respect to the Issuers or any significant restricted subsidiary, in each case, as set forth in the applicable Indenture. In the case of an event of default, other than a bankruptcy default with respect to either of the Issuers, the Trustee or the holders of at least 25% in aggregate principal amount of the relevant series of Notes then outstanding, by written notice to the Issuers (and to the Trustee if the notice is given by the holders of the Notes), may, and the Trustee at the written request of the holders of at least 25% in aggregate principal amount of the relevant series of Notes then outstanding shall, declare the principal of and accrued interest on such series of Notes to be immediately due and payable.

The public offering price of the 2018 Notes was 99.483% of the principal amount and the public offering price of the 2020 Notes was 98.757% of the principal amount. The Issuers received net proceeds from the offering of the Notes of approximately $493.2 million after deducting initial purchaser discounts but before estimated offering expenses. On the Closing Date, the Company irrevocably deposited with Wilmington Trust Company, as trustee (the “Existing Trustee”) for the Company’s outstanding 6.875% Senior Notes due April 15, 2015 (the “2015 Notes”), a portion of the net proceeds sufficient to redeem all of the 2015 Notes, used a portion of the net proceeds to repay in full and terminate its existing term loan, and intends to use the remainder of the net proceeds to pay down a portion of the outstanding amounts under the ABL Credit Facility and to pay related fees and expenses.

On the Closing Date, the Company and certain of its domestic and foreign subsidiaries party to the ABL Credit Facility entered into an amendment (the “ABL Credit Facility Amendment”) to the ABL Credit Facility, originally dated as of May 24, 2013, to provide for certain mechanical changes required in connection with the issuance of the Notes.

The above descriptions of the Indentures, the Notes, the Registration Rights Agreement and the ABL Credit Facility Amendment are qualified in their entirety by reference to the Indentures, the forms of Note, the Registration Rights Agreement and the ABL Credit Facility Amendment, each of which is attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2, 4.3, 4.4, 10.1 and 10.2, respectively, and incorporated herein by reference.

The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 1.02	Termination of Material Definitive Agreement

On the Closing Date, the Company irrevocably deposited with the Existing Trustee funds sufficient to redeem all of the 2015 Notes and discharged the Indenture related thereto (the “2015 Note Indenture”), dated July 22, 2005, by and among the Company, the subsidiary guarantors set forth therein and the Existing Trustee.

In addition, on the Closing Date, the Company repaid in full and terminated the term loan agreement, dated October 27, 2010 (the “Americas Term Loan”), by and among the Company, as guarantor, its subsidiary Quiksilver Americas, Inc., as borrower, and Bank of America, N.A., as administrative agent, collateral agent and a lender. The Americas Term Loan bore interest at the London Interbank Offer Rate plus a margin of 5.0% (5.2% as of April 30, 2013).

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Issuers, the Guarantors and their affiliates. Certain of the Initial Purchasers or their affiliates hold a portion of the 2015 Notes. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is administrative agent and a lender under the ABL Credit Facility and was administrative agent, collateral agent and a lender under the Americas Term Loan. Accordingly, we expect that certain of the Initial Purchasers or their affiliates have received or will receive a portion of the net proceeds from the offering of the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 8.01.	Other Events.

On July 11, 2013, the Company issued a press release to announce the pricing of the private offering by the Issuers of $280,000,000 aggregate principal amount of the 2018 Notes and $225,000,000 aggregate principal amount of the 2020 Notes. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On the Closing Date, in connection with the closing of the previously announced offering of the Notes, the Company caused to be delivered to the holders of the 2015 Notes notice that the Company will redeem all of the outstanding $400 million aggregate principal amount of 2015 Notes. The redemption date is August 15, 2013 (the “Redemption Date”). The redemption price for the 2015 Notes is 100% of the outstanding aggregate principal amount of the 2015 Notes being redeemed, plus accrued and unpaid interest up to the Redemption Date. In addition, as noted above, in accordance with the terms of the 2015 Note Indenture, the Company irrevocably deposited with the Existing Trustee funds sufficient to redeem all of the 2015 Notes and, as a result, the Existing Trustee acknowledged the satisfaction and discharge of the 2015 Note Indenture.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

4.1	Indenture, dated as of July 16, 2013, related to the 2018 Notes, by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as trustee and collateral agent.

4.2	Indenture, dated as of July 16, 2013, related to the 2020 Notes, by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as trustee.

4.3	Form of 2018 Note (included in Exhibit 4.1 hereto).

4.4	Form of 2020 Note (included in Exhibit 4.2 hereto).

10.1	Registration Rights Agreement, dated as of July 16, 2013, by and among the Issuers, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers.

10.2	First Amendment, dated as of July 16, 2013, to Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among the Company, as a guarantor, QS Wholesale, Inc., as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto.

99.1	Press Release dated July 11, 2013, issued by the Company, regarding the pricing of the private offering of the 2018 Notes and the 2020 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2013	Quiksilver, Inc.
(Registrant)

	By:	/s/ Richard Shields
Richard Shields
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of July 16, 2013, related to the 2018 Notes, by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as trustee and collateral agent.

4.2	Indenture, dated as of July 16, 2013, related to the 2020 Notes, by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as trustee.

4.3	Form of 2018 Note (included in Exhibit 4.1 hereto).

4.4	Form of 2020 Note (included in Exhibit 4.2 hereto).

10.1	Registration Rights Agreement, dated as of July 16, 2013, by and among the Issuers, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers.

10.2	First Amendment, dated as of July 16, 2013, to Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among the Company, as a guarantor, QS Wholesale, Inc., as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto.

99.1	Press Release dated July 11, 2013, issued by the Company, regarding the pricing of the private offering of the 2018 Notes and the 2020 Notes.